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CONTACT:    Allan Corn
            Chief Financial Officer
            (914) 699-0000 Ext. 464

            FOR IMMEDIATE RELEASE

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             MICHAEL ANTHONY JEWELERS, INC. ANNOUNCES NEW PRESIDENT

     Mt. Vernon, NY - February 28, 2002. Michael Anthony Jewelers, Inc. (ASE:MAJ), a leading marketer and manufacturer of gold jewelry, today announced that it has named Claudia Hollingsworth President of the Company. The appointment is effective immediately.

     Ms. Hollingsworth, 41, recently resigned as Chief Customer Officer of M.Z. Berger & Co., Inc., a major distributor of watches under the names of Elgin, Gruen and Benrus. Ms. Hollingsworth was previously with OroAmerica, a large gold jewelry manufacturer where she had served for thirteen years in various capacities. Ms. Hollingsworth was Senior Vice President of Sales. Prior to this position, she served in many other positions, including Vice President of Sales, Vice President of Merchandising and Product Development, and Merchandising Manager. Ms. Hollingsworth remains a director of Michael Anthony Jewelers, a position she has held since November 2001.

     Michael Paolercio, Chief Executive Officer stated, "Claudia is a well-know and highly regarded merchandising and marketing expert with a long and successful track record in the gold jewelry industry. We were happy to have her join us as a Board member last November and we are even more excited today by her decision to join us on a full-time basis. Her knowledge of our business and her energy and enthusiasm will definitely be an asset to Michael Anthony."

     Anthony Paolercio, Chief Operating Officer stated, "Having Claudia join our organization is a tremendous increase to our talent pool and will bring Michael Anthony to the next level of growth and profitability."

     Michael Anthony Jewelers, Inc. is a leading designer, marketer and manufacturer of affordable fine jewelry, whose customers include jewelry chain stores, discount stores, department stores, television shopping networks, catalogue retailers, and wholesalers.

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Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These uncertainties include general economic conditions, jewelry industry conditions, the effects of competition and the success of new products and programs.